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March 29, 2006


Securities  and  Exchange  Commission
100 F Street, N.E.
Washington,  D.C.  20549




Gentlemen:

RE:  AMP PRODUCTIONS LTD.

We have read Item 4.01 of Form 8-K dated March 17, 2006 of AMP Productions Ltd. (the "Company") and:

- we are in agreement with the statement made in the second sentence of paragraph one but we have no basis to agree or disagree with the statements made in the first and third sentences of this paragraph;

- we are in agreement with the statements made in paragraphs two and three except that we have no basis to comment on the references to Moore Stephens Ellis Foster in these statements;

- we are in agreement with the statements made in paragraph four except that we have no basis to comment on the content of the Company's former accountant's report for the year ended March 31, 2004 as this report was issued by another independent registered public accounting firm;

- we have no basis to agree or disagree with the statements made in paragraph five; and

- we are in agreement with the statement made in paragraph six except that we have no basis to comment on the reference to Vellmer & Chang.

Sincerely

"Ernst & Young LLP"
ERNST & YOUNG LLP


                        A Member of Ernst & Young Global